Exhibit 99.1

News Release For Immediate Release

Ontrak Announces Follow-On Offering of Non-Convertible Perpetual Preferred Stock
Company to use non-dilutive capital for working capital,

M&A, investment in technology

Santa Monica, CA – December 15, 2020 – Ontrak, Inc. (NASDAQ: OTRK, OTRKP) (“Ontrak” or the “Company”), a leading AI-powered and telehealth enabled, virtualized healthcare company, today announced that it has commenced an underwritten public offering of shares of its Series A Cumulative Perpetual Preferred Stock (the “Series A Preferred Stock”) with a liquidation preference of $25.00 per share. B. Riley Securities, Ladenburg Thalmann and William Blair are acting as book-running managers for the offering. Aegis Capital Corp., The Benchmark Company, Incapital and Kingswood Capital Markets, division of Benchmark Investments, Inc., are acting as co-managers. The Company expects to grant the underwriters a 30-day option to purchase up to an additional 15% of the shares of Series A Preferred Stock initially sold to the public. The Series A Preferred Stock is listed on the Nasdaq Global Market under the symbol “OTRKP.”

The Company intends to use a portion of the net proceeds of the offering to fund a segregated dividend account for the payment of dividends on the Series A Preferred Stock through August 2022 and to use the remaining net proceeds for general corporate purposes, which may include working capital, M&A, and investments in technology.

The offering of the Series A Preferred Stock will be made under the Company’s existing effective shelf registration statement (File No. 333-248770), which was filed with the Securities and Exchange Commission (“SEC”). The offering will be made only by means of a prospectus supplement and prospectus, which will be filed with the SEC. Before you invest, you should read the applicable prospectus supplement and prospectus for more complete information about the Company and the offering. You may obtain these documents free of charge by visiting the SEC website at www.sec.gov. Alternatively, you may obtain copies, when available, by contacting B. Riley Securities, Inc. at 299 Park Avenue, New York, New York 10171, by telephone at (703) 312-9580 or by email at prospectuses@brileyfin.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of any securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Ontrak, Inc.

Ontrak, Inc. (f/k/a Catasys, Inc.) is a leading AI-powered and telehealth-enabled, virtualized healthcare company, whose mission is to help improve the health and save the lives of as many people as possible. The company’s PRE™ (Predict-Recommend-Engage) platform predicts people whose chronic disease will improve with behavior change, recommends effective care pathways that people are willing to follow, and engages people who aren’t getting the care they need. By combining predictive analytics with human engagement, Ontrak delivers improved member health and validated outcomes and savings to healthcare payers.

The company’s integrated, technology-enabled Ontrak™ programs, a critical component of the PRE platform, are designed to provide healthcare solutions to members with behavioral conditions that cause or exacerbate chronic medical conditions such as diabetes, hypertension, coronary artery disease, COPD, and congestive heart failure, which result in high medical costs.

Ontrak has a unique ability to engage these members, who do not otherwise seek behavioral healthcare, leveraging proprietary enrollment capabilities built on deep insights into the drivers of care avoidance.

Ontrak integrates evidence-based psychosocial and medical interventions delivered either in-person or via telehealth, along with care coaching and in-market Community Care Coordinators who address the social and environmental determinants of health, including loneliness. The company’s programs improve member health and deliver validated cost savings to healthcare payers of more than 50 percent for enrolled members. Ontrak solutions are available to members of leading national and regional health plans in 30 states and in Washington, D.C.

Learn more at www.ontrak-inc.com

Forward-Looking Statements

Except for statements of historical fact, the matters discussed in this press release are forward-looking and made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond our control, which may cause actual results to differ materially from stated expectations. These risk factors include, among others, the impact of the ongoing COVID 19 pandemic, changes in regulations or issuance of new regulations or interpretations, limited operating history, our inability to execute our business plan, increase our revenue and achieve profitability, lower than anticipated eligible members under our contracts, our inability to recognize revenue, lack of outcomes and statistically significant formal research studies, difficulty enrolling new members and maintaining existing members in our programs, the risk that treatment programs might not be effective, difficulty in developing, exploiting and protecting proprietary technologies, intense competition and substantial regulation in the health care industry, the risks associated with the adequacy of our existing cash resources and our ability to continue as a going concern, our ability to raise additional capital when needed and our liquidity. You are urged to consider statements that include the words "may," "will," "would," "could," "should," "believes," "estimates," "projects," "potential," "expects," "plan," "anticipates," "intends," "continues," "forecast," "designed," "goal," or the negative of those words or other comparable words to be uncertain and forward-looking. For a further list and description of the risks and uncertainties we face, please refer to our most recent Securities and Exchange Commission filings which are available on its website at http://www.sec.gov. Such forward-looking statements are current only as of the date they are made, and we assume no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contact

For Investors:

Caroline Paul

Gilmartin Group

investors@ontrak-inc.com